The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated February 22, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 219 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Currency-Linked Capital Protected Notes
due March 30, 2009
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on whether an equally-weighted basket of four currencies strengthens relative to the U.S. dollar, as determined at maturity. The basket is composed of the Taiwan dollar, the Chinese renminbi, the Korean won and the Indian rupee, each of which we refer to as a basket currency and collectively as the basket currencies. In no event will the payment at maturity be less than the principal amount of $1,000.
•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•	At maturity, you will receive, for each $1,000 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the performance of the basket currencies relative to the U.S. dollar. The supplemental redemption amount will equal $1,000 times (x) the basket performance times (y) the participation rate, which is expected to be 130% to 140%; provided that the supplemental redemption amount will not be less than zero. The participation rate will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date.
•	The basket performance will equal the sum of (i) the Taiwan dollar performance value, (ii) the Chinese renminbi performance value, (iii) the Korean won performance value and (iv) the Indian rupee performance value, each as determined on March 19, 2009, which we refer to as the valuation date.
	º	The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar, as represented by the exchange rate for such basket currency relative to the U.S. dollar, and will equal (i) the percentage change, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 25%, which is the basket weighting for each basket currency.
➢ The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the pricing date.
➢ The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.
•	Investing in the notes is not equivalent to investing in the basket currencies.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617446F38.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

	Price to	Agent’s	Proceeds to
	Public	Commissions(1)	Company

Per note	100%	2%	98%
Total	$	$	$

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
(2)	The notes will be issued at $1,000 per note and the agent’s commissions will be $20.00 per note; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of notes will be $996.25 per note and $16.25 per note, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of notes will be $994.375 per note and $14.375 per note, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of notes will be $992.50 per note and $12.50 per note, respectively.
MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     The notes have not been registered under the Securities and Exchange Law and none of the notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea except pursuant to the Securities and Exchange Law, the Foreign Exchange Transaction Law and any other applicable laws, regulations and ministerial guidelines in the Republic of Korea. For a period of one year from the issue date of the notes, no holder of the notes who is in the Republic of Korea or a resident of the Republic of Korea may transfer the notes in the Republic of Korea or to any resident of the Republic of Korea unless such transfer involves all of the notes held by it. Without prejudice to the foregoing, where the notes are sold or re-sold to Korean residents, the notes may only be sold or re-sold to those Korean residents that are qualified to purchase them under the relevant laws and regulations without having first to obtain prior governmental approvals under the relevant laws/regulations of the Republic of Korea, including the Foreign Exchange Transaction Law (or that have obtained the required prior governmental approvals do so).

     The notes have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

      The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of an equally-weighted basket of four Asian currencies composed of the Taiwan dollar, the Chinese renminbi, the Korean won and the Indian rupee. These notes combine features of a debt investment and a foreign currency option by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the net aggregate weighted appreciation, if any, of the basket currencies relative to the U.S. dollar. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the value of a basket of currencies relative to the U.S. dollar.

Each note costs $1,000

We, Morgan Stanley, are offering you Currency-Linked Capital Protected Notes due March 30, 2009, Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. dollar, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket

We have designed the notes to provide investors with exposure to a group of currencies of countries in Asia. If the basket of currencies strengthens relative to the U.S. dollar, you will receive a supplemental redemption amount in addition to the return of the principal amount of $1,000 per note that you hold at maturity. If, on the other hand, the basket of currencies weakens or does not strengthen relative to the U.S. dollar, the supplemental redemption amount will equal zero and you will receive only the principal amount at maturity.

The following table sets forth the basket currencies, the initial exchange rate for each basket currency (expressed as the number of units of each basket currency per one U.S. dollar), the Reuters Page for each exchange rate and the weighting of each basket currency in the basket:

	Basket Currency	Initial Exchange Rate (expressed as units of currency per one U.S. dollar)	Reuters Page	Percentage Weight in Basket

	Taiwan dollar		TAIFX1	25%
	Korean won		KFTC18	25%
	Chinese renminbi		SAEC	25%
	Indian rupee		RBIB	25%

Payment at maturity	Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the equally- weighted basket of currencies, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount

Beginning on PS-7, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is Linked to the Performance of the Basket of Four Asian Currencies Relative to the U.S. Dollar

The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance times (iii) the participation rate, which is expected to be 130% to 140%; provided that the supplemental redemption amount will not be less than zero. The participation rate will be determined on the pricing date. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount = $1,000 x basket performance x participation rate where:

basket performance	=	the sum of (i) the Taiwan dollar performance value, (ii) the
Korean won performance value, (iii) the Chinese renminbi
performance value and (iv) the Indian rupee performance value, each as determined on the valuation date;

valuation date	= March 19, 2009, subject to adjustment in the event of a non- currency business day;

and where:

Currency Performance Values

A basket currency’s performance value may be positive or negative. If the basket performance, which is the sum of all the basket currencies’ individual performance values is less than, or equal to, zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount.

In addition, a basket currency’s individual performance value may be offset by decreases in another basket currency’s performance value, such that the basket performance as a whole is less than, or equal to, zero and the supplemental redemption amount is $0 even though some of the basket currencies have strengthened relative to the U.S. dollar.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through February 21, 2007 and related graphs under “Description of Notes—Historical Information” on PS-21 to PS-24. Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through February 21, 2007 under “Description of Notes—Historical Graph” on PS-25, which illustrates the effect of any offset between the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

Currency exchange rates

Exchange rates reflect the amount of one currency that can be exchanged for another currency. In this pricing supplement the exchange rates for each of the basket currencies are expressed as the number of units of such basket currency per U.S. dollar. An increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar. You will receive a supplemental redemption amount if the basket of currencies as a whole has appreciated/strengthened relative to the U.S. dollar.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services, Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, for each $1,000 principal amount of notes that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount equal to:

(i)	if the basket performance is less than, or equal to, zero, $0; or

(ii)	if the basket performance is greater than zero, $1,000 times (x) the basket performance times (y) the participation rate, which is expected to be 130% to 140% and which will be determined on the pricing date.

     Presented below are two hypothetical examples showing how the payout on the notes at maturity, including the basket performance and the supplemental redemption amount, is calculated.

Example 1

Basket Performance is Positive. Investors Receive Par  +  Supplemental Redemption Amount

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Taiwan dollar	25%	32.99	31.123
Korean won	25%	938.45	885.330
Chinese renminbi	25%	7.7426	7.304
Indian rupee	25%	44.1925	41.691

Basket Performance = Sum of Hypothetical Currency Performance Values

[(Initial Taiwan dollar exchange rate / Final Taiwan dollar exchange rate) – 1] x 25%

plus

[(Initial Korean won exchange rate / Final Korean won exchange rate) – 1] x 25%

plus

[(Initial Chinese renminbi exchange rate / Final Chinese renminbi exchange rate) – 1] x 25%

plus

[(Initial Indian rupee exchange rate / Final Indian rupee exchange rate) – 1] x 25%

So, using the hypothetical exchange rates above,

Taiwan dollar performance value = [(32.99/31.123) - 1] x 25% = 1.50%

plus

Korean won performance value = [(938.45/885.330) - 1] x 25% = 1.50%

plus

Chinese renminbi performance value = [(7.7426/7.304) - 1] x 25% = 1.50%

plus

Indian rupee performance value = [(44.1925/41.691) - 1] x 25% = 1.50%

equals

basket performance = 6.00%

     Hypothetical basket performance = 6.00%
     Hypothetical participation rate = 135%
          Supplemental redemption amount = $1,000  x  basket performance  x  participation rate
                                                                         = $1,000  x  6%  x  135%  = $81

     Because the basket performance is greater than zero, investors will receive a supplemental redemption amount. Therefore, the total payment at maturity per note will be $1,081, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $81.

Example 2

Basket Performance is 0% or Negative. Investors Only Receive Par at Maturity.

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Taiwan dollar	25%	32.99	31.123
Korean won	25%	938.45	885.330
Chinese renminbi	25%	7.7426	9.442
Indian rupee	25%	44.1925	53.893

Basket Performance = Sum of Hypothetical Currency Performance Values

So, using the hypothetical exchange rates above,

Taiwan dollar performance value = [(32.99/31.123) - 1] x 25% = 1.50%

plus

Korean won performance value = [(938.45/885.330) - 1] x 25% = 1.50%

plus

Chinese renminbi performance value = [(7.7426/9.442) - 1] x 25% = - 4.50%

plus

Indian rupee performance value = [(44.1925/53.893) - 1] x 25% = - 4.50%

equals

basket performance = - 6.00%

     Hypothetical basket performance = - 6.00%
          Supplemental redemption amount = $0

     Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

     The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies. In Example 2 above, the appreciation of the Taiwan dollar and the Korean won relative to the U.S. dollar is more than offset by the depreciation of the Chinese renminbi and the Indian rupee relative to the U.S. dollar.

     Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through February 21, 2007 and related graphs under “Description of Notes—Historical Information” on PS-21 to PS-24. Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through February 21, 2007 under “Description of Notes—Historical Graph” on PS-25, which illustrates the effect of any offset between the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of currencies relative to the U.S. dollar.

The notes may not pay more than the principal amount at maturity	If the basket performance is zero or less, no supplemental redemption amount will be paid, and you will receive only the principal amount of $1,000 for each note you hold at maturity.

The notes are subject to currency exchange risk

Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation,

  existing and expected interest rate levels,

  the balance of payments, and

  the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to the international trade and finance.

The notes will not be listed	The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. As noted above, we expect that the exchange rate for the basket currencies on any day will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

	•	the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,

	•	interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

	•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

	•	the time remaining to the maturity of the notes, and

	•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of the basket currencies based on their historical performance. We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the $1,000 principal amount of the notes.

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country

Taiwan

The exchange rate between the Taiwan dollar and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions. The Taiwan dollar is allowed to float according to market forces, but the government has from time to time intervened to minimize fluctuation of the exchange rate and to prevent significant declines in the Taiwan dollar with respect to the U.S. dollar. In addition, the exchange rate may be affected by developments in relations between Taiwan and the People’s Republic of China, which has threatened to use military force to gain control over Taiwan in limited circumstances, such as a declaration of independence by Taiwan.

The Republic of Korea

The exchange rate between the Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions. Prior to 1997, the Korean government permitted exchange rates to float within a daily range of 2.25%. In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%. In December 1997, the government eliminated the daily exchange rate band and the Korean won now floats according to market forces. However, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the U.S. dollar.

The People’s Republic of China

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced from time to time by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions. Since the beginning of 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China allows the renminbi to float within a specified band around the central exchange rate that is published daily by the People’s Bank. In July 2005, the Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar. In addition, in early 2006 the Bank announced that the reference basket of currencies used to set the value of the renminbi will be based on a daily poll of market dealers and other undisclosed factors. To the extent that management of the renminbi results in trading levels that do not fully reflect market forces, any further changes in the government’s management of its currency could result in significant movement in the exchange rate between the Chinese renminbi and the U.S. dollar.

India

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions. During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but will intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

The basket is limited geographically

Investment in securities indexed to the value of foreign currencies involves risks associated with the currency markets of those countries, including risks of volatility and governmental intervention in those markets. There is also generally less publicly available information about foreign currencies and foreign fiscal and economic policies than that concerning the U.S. dollar and U.S. fiscal and economic policies.

The basket currencies are all Asian currencies. Therefore, the foreign currency exposure achieved by the basket is limited geographically. Because the basket is limited to Asian currencies, events occurring in Asia which affect that region could have an impact, positive or negative, on more than one, or all, of the basket currencies at the same time, which could have an adverse affect on the value of the notes. For example, the financial crisis that erupted in Asia in mid-1997 led to sharp declines in the currencies, stock markets and other asset prices of a number of Asian countries, threatening their financial systems, disrupting their real economies and causing political upheaval. Although the crisis began in Thailand, the resulting currency devaluations, equity market downtowns and other detrimental economic effects in various Asian countries highlight the financial and political interdependence of the region and demonstrate that negative financial events in one country can have far-reaching negative effects throughout the entire region. As a result, a financial crisis or other event in any of the countries of the basket currencies could have a negative impact on some or all of the basket currencies and, consequently, the value of the notes may be adversely affected.

Even though currencies trade around-the-clock, the notes will not

The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the exchange rate of one or more of the basket currencies may offset each other

Exchange rate movements in the basket currencies may not correlate with each other. At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through February 21, 2007 and related graphs under “Description of Notes—Historical Information” on PS-21 to PS-24. Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through February 21, 2007 under “Description of Notes—Historical Graph” on PS-25, which illustrates the effect of any offset between the basket currencies during such period. You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance. In addition, there can be no assurance that the final exchange rates of any of the basket currencies will strengthen relative to the U.S. dollar, or that the sum of the performance values of the basket currencies will be positive. If the basket performance is zero or less, you will receive at maturity only the $1,000 principal amount with respect to each note you hold.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes

The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values, the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Exchange Rate.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies

MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker- dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially decrease the initial exchange rates for the basket currencies and, as a result, could decrease the exchange rates at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the $1,000 principal amount of the notes. Additionally, such hedging or trading activities on any day prior to the original issue date on which we increase the aggregate principal amount of the notes, or during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 principal amount of any of our Currency-Linked Capital Protected Notes Due March 30, 2009, Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Original Issue Date (Settlement Date ) Maturity Date Pricing Date

$

March        , 2007

March 30, 2009

March        , 2007. If such date is not a Currency Business Day with respect to any Basket Currency, the Pricing Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Valuation Date

March 19, 2009, the seventh Business Day prior to the Maturity Date. The Valuation Date is subject to adjustment if such date is not a Currency Business Day, as described in the following paragraph.

If March 19, 2009 is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Interest Rate Specified Currency CUSIP Number Minimum Denominations Issue Price Basket

None

U.S. dollars

617446F38

$1,000

$1,000 (100%)

The following table sets forth the Basket Currencies, the Reuters Page for each Basket Currency and the Basket Weighting of each Basket Currency in the Basket:

	Basket Currency	Reuters Page	Basket Weighting

	Taiwan dollar	TAIFX1	25%
	Korean won	KFTC18	25%
	Chinese renminbi	SAEC	25%
	Indian rupee	RBIB	25%

Maturity Redemption Amount	At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount

The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Basket Performance	The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Currencies. The Basket Performance is described by the following formula:

Taiwan Dollar Performance Value + Korean Won Performance Value + Chinese Renminbi Performance Value + Indian Rupee Performance Value

Participation Rate	The Participation Rate is expected to be 130% to 140%, and will be determined on the Pricing Date.

Exchange Rate

Exchange Rate means, with respect to each Basket Currency, on any Currency Business Day, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that (i) if no such rate is displayed on the applicable Reuters Page for such day, (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate for such Basket Currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Quotes of MS & Co. or any of its affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

Unscheduled Holiday

Unscheduled Holiday means, with respect to any Basket Currency, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Currency Business Day

Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a)	in Taipei, Taiwan with respect to the Taiwan dollar;

(b)	in Seoul, Republic of Korea with respect to the Korean won;

(c)	in Beijing, China with respect to the Chinese renminbi; and

(d)	in Mumbai, India with respect to the Indian rupee.

Basket Weighting Taiwan Dollar Performance Value

For each Basket Currency, 25%.

The Taiwan Dollar Performance Value is (i) a fraction, the numerator of which will be the Initial Taiwan Dollar Exchange Rate and the denominator of which will be the Final Taiwan Dollar Exchange Rate, minus one, times (ii) the Basket Weighting. The Taiwan Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Taiwan Dollar Exchange Rate	, the Exchange Rate for the Taiwan dollar on the Pricing Date.

Final Taiwan Dollar Exchange Rate	The Exchange Rate for the Taiwan dollar on the Valuation Date, as determined by the Calculation Agent.

Korean Won Performance Value

The Korean Won Performance Value is (i) a fraction, the numerator of which will be the Initial Korean Won Exchange Rate and the denominator of which will be the Final Korean Won Exchange Rate, minus one, times (ii) the Basket Weighting. The Korean Won Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Korean Won Exchange Rate	, the Exchange Rate for the Korean won on the Pricing Date.

Final Korean Won Exchange Rate	The Exchange Rate for the Korean won on the Valuation Date, as determined by the Calculation Agent.

Chinese Renminbi Performance Value

The Chinese Renminbi Performance Value is (i) a fraction, the numerator of which will be the Initial Chinese Renminbi Exchange Rate the denominator of which will be the Final Chinese Renminbi Exchange Rate, minus one, times (ii) the Basket Weighting. The Chinese Renminbi Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Chinese Renminbi Exchange Rate	, the Exchange Rate for the Chinese renminbi on the Pricing Date.

Final Chinese Renminbi Exchange Rate	The Exchange Rate for the Chinese renminbi on the Valuation Date, as determined by the Calculation Agent.

Indian Rupee Performance Value

The Indian Rupee Performance Value is (i) a fraction, the numerator of which will be the Initial Indian Rupee Exchange Rate and the denominator of which will be the Final Indian Rupee Exchange Rate, minus one, times (ii) the Basket Weighting. The Indian Rupee Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Indian Rupee Exchange Rate Final Indian Rupee Exchange Rate	, the Exchange Rate for the Indian rupee on the Pricing Date. The Exchange Rate for the Indian rupee on the Valuation Date, as determined by the Calculation Agent.

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC s procedures. For more information regarding DTC and book entry notes, please read The Depositary in the accompanying prospectus supplement and Form of Securities Global Securities Registered Global Securities in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors ( MS & Co. )

Reuters Page

The display page so designated on the Reuters Monitor Money Rates Service ( Reuters ), as noted under Basket Currency above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the Acceleration Amount ) will equal $1,000 principal amount per note plus the Supplemental Redemption Amount, if any, determined as though the Exchange Rate of any Basket Currency on the Valuation Date were the Exchange Rate on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent

Morgan Stanley Capital Services Inc. ( MSCS )

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate for each Basket Currency on each Determination Date, the Basket Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Exchange Rate for a Basket Currency, the Basket Performance and the Supplemental Redemption Amount. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter daily exchange rates for each of the Basket Currencies for each calendar quarter from January 1, 2002 to February 21, 2007. The graphs following each Basket Currency s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the same period. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the Exchange Rates as determined on the applicable Reuters page pursuant to Exchange Rate above. We will not use Bloomberg Financial Markets to determine the applicable Exchange Rate. The historical exchange rates and historical exchange rate performance of the Basket Currencies set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

Taiwan Dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through February 21, 2007 (expressed as units of Taiwan dollar per U.S. dollar)

Taiwan dollar	High	Low	Period End

2002
First Quarter	35.111	34.872	34.950
Second Quarter	35.002	33.425	33.542
Third Quarter	34.987	32.845	34.856
Fourth Quarter	35.190	34.342	34.729
2003
First Quarter	34.843	34.390	34.789
Second Quarter	34.947	34.517	34.642
Third Quarter	34.580	33.657	33.735
Fourth Quarter	34.215	33.646	33.984
2004
First Quarter	33.975	33.020	33.160
Second Quarter	33.785	32.798	33.775
Third Quarter	34.199	33.699	33.984
Fourth Quarter	33.940	31.740	31.976
2005
First Quarter	32.225	30.790	31.784
Second Quarter	31.698	31.060	31.615
Third Quarter	33.284	31.560	33.188
Fourth Quarter	33.714	32.825	32.825
2006
First Quarter	32.810	31.876	32.458
Second Quarter	32.750	31.332	32.378
Third Quarter	33.098	32.228	33.098
Fourth Quarter	33.316	32.294	32.590
2007
First Quarter (through
February 21, 2007)	33.082	32.405	32.990

Korean Won Historical High, Low and Period End Exchange Rates January 1, 2002 through February 21, 2007 (expressed as units of Korean won per U.S. dollar)

Korean won	High	Low	Period End

2002
First Quarter	1,331.60	1,301.50	1,327.00
Second Quarter	1,330.50	1,200.50	1,201.25
Third Quarter	1,229.00	1,165.40	1,222.50
Fourth Quarter	1,265.50	1,185.70	1,196.00
2003
First Quarter	1,256.85	1,166.50	1,255.30
Second Quarter	1,257.95	1,184.50	1,193.05
Third Quarter	1,191.00	1,150.10	1,150.10
Fourth Quarter	1,203.18	1,145.75	1,197.25
2004
First Quarter	1,195.05	1,147.27	1,153.28
Second Quarter	1,188.25	1,140.30	1,155.45
Third Quarter	1,170.10	1,144.15	1,151.85
Fourth Quarter	1,152.45	1,035.10	1,041.10
2005
First Quarter	1,058.90	999.85	1,023.50
Second Quarter	1,034.50	996.50	1,034.50
Third Quarter	1,054.00	1,012.00	1,042.40
Fourth Quarter	1,058.50	1,009.35	1,010.00
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.75	942.00	946.50
Fourth Quarter	963.85	913.90	930.00
2007
First Quarter (through
February 21, 2007)	942.70	931.35	938.45

Chinese Renminbi Historical High, Low and Period End Exchange Rates January 1, 2002 through February 21, 2007 (expressed as units of Chinese renminbi per U.S. dollar)

Chinese renminbi	High	Low	Period End

2002
First Quarter	8.2775	8.2765	8.2774
Second Quarter	8.2776	8.2765	8.2771
Third Quarter	8.2772	8.2760	8.2772
Fourth Quarter	8.2775	8.2766	8.2773
2003
First Quarter	8.2778	8.2766	8.2771
Second Quarter	8.2775	8.2768	8.2775
Third Quarter	8.2776	8.2766	8.2770
Fourth Quarter	8.2772	8.2765	8.2767
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2764
2005
First Quarter	8.2766	8.2763	8.2765
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9041
Fourth Quarter	7.9149	7.8051	7.8051
2007
First Quarter (through
February 21, 2007)	7.8170	7.7426	7.7426

Indian Rupee Historical High, Low and Period End Exchange Rates January 1, 2002 through February 21, 2007 (expressed as units of Indian rupee per U.S. dollar)

Indian Rupee	High	Low	Period End

2002
First Quarter	48.8250	48.2450	48.8150
Second Quarter	49.0500	48.8150	48.8850
Third Quarter	48.8450	48.3700	48.3750
Fourth Quarter	48.4300	47.9350	47.9350
2003
First Quarter	48.0100	47.4700	47.5450
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.5250
2004
First Quarter	45.6400	43.6000	44.0600
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.7250
2005
First Quarter	43.9300	43.4200	43.8200
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.0150	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.9950	45.7700	45.9250
Fourth Quarter	45.9715	44.2600	44.2600
2007
First Quarter (through
February 21, 2007)	44.5700	44.0600	44.1925

Historical Graph	The following graph sets forth the historical performance of the Basket relative to the U.S. dollar (assuming that each of the Basket Currencies is weighted as described in Basket above at February 21, 2007) for the period from January 1, 2002 through February 21, 2007 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also Use of Proceeds in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially decrease the exchange rate of the Basket Currencies, and, therefore, the exchange rate that must prevail with respect to each of the Basket Currencies must close on the Valuation Date before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Currencies and, therefore, adversely affect the value of the Basket Currencies on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under Plan of Distribution, the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $996.25 per Note and the agent s commissions will be $16.25 per Note for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $994.375 per Note and the agent s commissions will be $14.375 per Note for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $992.50 per Note and the agent s commissions will be $12.50 per Note for purchasers of greater than or equal to $5,000,000 principal amount of Notes. The Agent may allow a concession not in excess of 2% per Note to other dealers, which may include Morgan Stanley DW, Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on March        , 2007, which will be the                               scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent s or any dealer s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil ( Brazil ) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the SFA ));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Republic of Korea

The Notes have not been registered under the Securities and Exchange Law and none of the Notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea except pursuant to the Securities and Exchange Law, the Foreign Exchange Transaction Law and any other applicable laws, regulations and ministerial guidelines in the Republic of Korea. For a period of one year from the issue date of the Notes, no holder of the Notes who is in the Republic of Korea or a resident of the Republic of Korea may transfer the Notes in the Republic of Korea or to any resident of the Republic of Korea unless such transfer involves all of the Notes held by it. Without prejudice to the foregoing, where the Notes are sold or re-sold to Korean residents, the Notes may only be sold or re-sold to those Korean residents that are qualified to purchase them under the relevant laws and regulations without having first to obtain prior governmental approvals under the relevant laws/regulations of the Republic of Korea, including the Foreign Exchange Transaction Law (or that have obtained the required prior governmental approvals do so).

The People s Republic of China

The Notes have not been and will not be registered with the Securities and Futures Bureau of the People s Republic of China and therefore may not be offered or sold in the People s Republic of China.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ( ERISA ) (a Plan ), should consider the fiduciary standards of ERISA in the context of the Plan s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ( MSDWI ), may each be considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the Code ), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also Plans ). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions ( PTCEs ) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than adequate consideration (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan s investment in the entity (a Plan Asset Entity ) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with plan assets of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with plan assets of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

The following summary is a general discussion of the U.S. federal income tax treatment of the Notes to a U.S. Holder and will depend on whether the denomination currency (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar. We have determined that the denomination currency of the Notes is the U.S. dollar. Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments. The Notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called United States Federal Taxation.

Tax Consequences to U.S. Holders

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ( OID ) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the comparable yield as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Notes were priced on February 16, 2007, the comparable yield would be an annual rate of 5.1190% compounded semi-annually. Based on the comparable yield set forth above, the projected payment schedule for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,106.5548 due at maturity. However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different from the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account the adjustments relating to any actual payments received in respect of the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

		TOTAL OID
		DEEMED TO
	OID	HAVE ACCRUED
	DEEMED TO	FROM ORIGINAL
	ACCRUE DURING	ISSUE DATE (PER
	ACCRUAL	NOTE) AS OF END
	PERIOD (PER	OF ACCRUAL
ACCRUAL PERIOD	NOTE)	PERIOD

Original Issue Date through
June 30, 2007	$12.7975	$12.7975
July 1, 2007 through
December 31, 2007	$25.9226	$38.7201
January 1, 2008 through
June 30, 2008	$26.5860	$65.3061
July 1, 2008 through
December 31, 2008	$27.2665	$92.5726
January 1, 2009 through
March 30, 2009	$13.9822	$106.5548

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under United States Federal Taxation Tax Consequences to Non-U.S. Holders in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.